Exhibit 99.1

ELECTION RESULTS OF THE 2009 ANNUAL MEETING OF MEMBERS

The 2009 Annual Meeting of the Members of Central Iowa Energy, LLC (“CIE”) was held at 6:30 p.m. on Wednesday, August 19, 2009 at the DMACC Sodhexo Conference Center in Newton, Iowa. On or about July 1, 2009, and subsequently on or about July 10, 2009, CIE mailed the Notice of Annual Meeting of Members and Notice Regarding the Internet Availability of Proxy Materials for the Member Meeting to all members of record as of the close of business on July 1, 2009. All members were invited to attend the meeting in person. Those members who did not plan to attend the meeting were encouraged to vote by proxy. A proxy card was included in the July 10, 2009 mailing. The meeting was held for the purpose of electing three (3) Group I Directors to the Board of Directors

There were 714 membership units represented in person at the meeting, and 8,986 membership units represented by proxy. A quorum, which is equal to 25% of the outstanding membership units, was found to be present at the meeting.

All of the Board of Director’s nominees for Group I Directors were elected. The three Group I Director nominees elected to serve on the Board of Directors for their respective terms, and the votes cast in the election of each such Director nominee, were as follows:

	For	Against	Abstain
James Johnston	8,957	371	372
Craig Hamilton	9,170	210	320
Don Huyser	9,270	190	240

Following is a copy of the agenda for the 2009 Annual Meeting of the Members held on August 19, 2009:

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2009 Annual Meeting
CENTRAL IOWA ENERGY, LLC

Wednesday, August 19, 2009

Agenda

Registration of Members

I.	Call to Order; Determination of Quorum

II.	Introduction of Directors and Officers

III.	Statement of Order of Business; Opening of Polls

IV.	Introduction of Proposal

V.	Vote on Proposal; Closing of Polls

VI.	Adjournment of Formal Business

VII.	Management Report

VIII.	Report of Election Results

IX.	Adjournment

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